Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES DELISTING STAY FROM NASDAQ BOARD
SANTA CLARA, Calif., July 16/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace announced that on July 13, 2007 it had received a letter from The Nasdaq Stock Market advising that the Board of Directors of The NASDAQ Stock Market, Inc. (Nasdaq Board) had stayed a previously disclosed decision of the Nasdaq Listing and Hearing Review Council (Listing Council), pending further consideration by the Nasdaq Board. The Company’s securities will remain listed on the NASDAQ Global Select Market during the review by the Nasdaq Board. The Company continues to work diligently to complete and file its required filings with the Securities and Exchange Commission as soon as practicable. There can be no assurance that the Nasdaq Board review will be favorable to the Company or that the Company will remain listed on the NASDAQ Global Select Market.
The Company had previously disclosed the decision of the Listing Council granting the Company an extension, until July 16, 2007, to demonstrate compliance with all of the Nasdaq continued listing requirements, after which date the Company’s securities would have been suspended from trading on the Nasdaq Stock Market had the Company not demonstrated compliance. The stay came following the Company’s previously announced request to the Nasdaq Board for stay of the Listing Council decision.
Forward Looking Statements
This press release contains forward-looking statements regarding the possible future action by the Nasdaq Board that are subject to risks and uncertainties, which include in particular uncertainties regarding the timing of the future consideration by the Nasdaq Board and, therefore, the length of time the stay will be in effect, as well as uncertainties regarding the timing and nature of the future decisions of the Nasdaq Board and the Listing Council as well as uncertainties regarding the time within which the Company may be able to comply with all Nasdaq listing requirements. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site:http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.